UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

NEXTNRG, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40809	84-4260623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

67 NW 183rd Street, Miami, Florida 33169

(Address of principal executive offices, including Zip Code)

(305) 791-1169

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NXXT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Equify Master Lease Agreement

On June 9, 2025, NextNRG, Inc. (the “Company”) entered into a Master Lease Agreement (the “Master Lease”), dated as of May 29, 2025, with Equify Financial, LLC (“Equify”). Pursuant to the terms of the Master Lease, Equify agreed to lease to the Company certain equipment as set forth in lease schedules that may be entered into from time to time (each, a “Lease”). Each Lease will constitute a separate lease or financing as indicated on such Lease Schedule of the equipment described on each Lease. The Master Lease is not a commitment to enter into any Lease, or lease or finance any property unless expressly agreed in writing.

The term of each Lease will continue for the number of months set forth in the Lease.

Pursuant to the terms of the Master Lease, the Company agreed to pay to Equify all rent monthly in advance, and to pay all other amounts due under each Lease as and when required under the Master Lease, as indicated in the Lease. If any rent or other amount due under a Lease is not received when due, the Company will pay a late charge equal to 5% of the overdue amount, together with interest at the rate of 18% per annum, provided that no late charge will exceed the maximum amount permitted by applicable law.

Unless otherwise stated in the Lease, the Company will pay to Equify, on or before the first rent payment date, two full payments, one to be applied to the Company’s obligation to pay the first payment and the other to be applied to the last payment due under the Lease.

The Company agreed to indemnify, hold harmless and defend Equify and its officers, directors, employees, successors and/or assigns against any and all claims, demands, suits and legal proceedings, in any way arising out of or involving the equipment leased under the Master Lease, the Master Lease and/or any Lease or other document entered into in connection with the Master Lease.

The Master Lease contains representations, warranties and covenants that are customary for a transaction of this type.

The foregoing description of the Master Lease does not purport to be complete and is qualified in its entirety by reference to the Master Lease, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Lease No. 001 under Master Lease

On June 9, 2025, the Company and Equify entered into Equipment Lease Schedule No. 001 under the Master Lease (“Lease No. 001”), dated as of May 29, 2025, pursuant to which Equify agreed to lease to the Company certain equipment as set forth in Lease No. 001 for a total equipment cost of $899,640 . Lease No. 001 has an initial term of 36 months. Pursuant to the terms of Lease No. 001, the Company agreed to pay an initial rent payment of $27,886, followed by 35 rent payments, each in the amount of $27,790  beginning on August 1, 2025.

So long as the Company is not in default or suffered an event that with notice or lapse of time could constitute an event of default under Lease No. 001 and Lease No. 001 has not been previously terminated or cancelled, the Company may purchase all (but not less than all) of Equify’s rights, title and interests with respect to the equipment leased thereunder upon expiration of the initial lease term upon not more than 120 calendar days nor less than 90 calendar days prior written notice to Equify for a purchase price equal to: (a) $179,928 (which amount is the parties’ true estimate of the fair market value of the equipment at the end of the initial lease term), plus (b) applicable sales taxes and other amounts due or payable with respect to such sale; plus (c) any and all other amounts due under Lease No. 001.

The foregoing description of Lease No. 001 does not purport to be complete and is qualified in its entirety by reference to Lease No. 001, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Farkas Promissory Note, dated June 10, 2025

On June 10, 2025, the Company and Michael D. Farkas entered into a promissory note (the “June 10 Note”) for the principal sum of $436,000 to be used for the Company’s working capital needs. The unpaid principal balance of the June 10 Note has a fixed interest rate of 12% per annum and matures on the earlier of (i) June 9, 2026 or (ii) the date the Company completes a cumulative capital raise of at least $4 million following June 10, 2025. Further, the May 19 Note was issued with an original issue discount of $46,000.

Mr. Farkas is the Company’s Chief Executive Officer, Chairman of the Board of Directors and beneficial holder of a majority of the Company’s outstanding common stock.

The foregoing description of the June 10 Note does not purport to be complete and is qualified in its entirety by reference to the June 10 Note, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof with respect to the June 10 Note is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Promissory Note, dated June 10, 2025, issued by the registrant in favor of Michael D. Farkas.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NextNRG, Inc.

Date: June 13, 2025	By:	/s/ Michael Farkas
	Name:	Michael Farkas
	Title:	Chief Executive Officer